UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2008

CLEAR SKIES SOLAR, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-53105	30-0401535
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Old Country Road, Suite 610 Mineola, New York	11501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 282-7652

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 28, 2008, our Board of Directors approved an amendment to the compensation terms of the Employment Agreement, dated as of December 31, 2007, between us and Arthur Goldberg (the “Goldberg Agreement”), pursuant to which Mr. Goldberg serves as our Chief Financial Officer, Secretary and Treasurer. Such amendment modifies Section 4 of the Goldberg Agreement to increase Mr. Goldberg’s annual base salary from $175,000 to $200,000. All the other terms of the Goldberg Agreement remain unchanged.

On July 28, 2008, our Board of Directors also approved an amendment to the compensation terms of the Employment Agreement, dated as of March 19, 2008, between us and Thomas Oliveri (the “Oliveri Agreement”), pursuant to which Thomas Oliveri serves as our President and Chief Operating Officer. Such amendment modifies Section 4 of the Oliveri Agreement to increase Mr. Oliveri’s annual base salary from $190,000 to $200,000. All the other terms of the Oliveri Agreement remain unchanged.

On July 28, 2008, our Board of Directors adopted the 2008 Equity Incentive Plan, (“the 2008 Plan”), pursuant to which 2,500,000 shares of our common stock are reserved for issuance as awards to employees, directors, consultants, and other service providers. We plan to seek stockholder approval of the 2008 Plan at our next annual meeting of stockholders.

Item 4.01 Changes in Registrant’s Certifying Accountant.

New Independent Registered Public Accounting Firm

On July 28, 2008, we appointed J.H. Cohn, LLP (“J.H. Cohn”) as our new independent registered public accounting firm.

During the fiscal years ended December 31, 2006 and 2007 and through July 28, 2008, neither we nor anyone acting on our behalf had consulted with J.H. Cohn regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Clear Skies Solar, Inc.
Dated: July 30, 2008	By:	/s/ Ezra Green

		Name:	Ezra Green
		Title:	Chief Executive Officer